EXHIBIT 3.56

Al Ater Secretary of State	ARTICLES OF ORGANIZATION (R.S. 12:1301)
	Domestic Limited Liability Company Enclose $75.00 filing fee Make remittance payable to Secretary of State Do not send cash	Return to:	Commercial Division P.O. Box 94125 Baton Rouge, LA 70804-9125 Phone (225) 925-4704 Web Site: www.sos.louisiana.gov

STATE OF Ohio		Check one:	☒ Business ☐ Nonprofit

PARISH/COUNTY OF Cuyahoga

1. The name of this limited liability company is: Jalou of St. Helena, L.L.C.

2. This company is formed for the purpose of: (check one)

☒		Engaging in any lawful activity for which limited liability companies may be formed.

☐
(use for limiting activity)

3. The duration of this limited liability company is: (may be perpetual) perpetual

4. Other provisions:

Signatures:

/s/ Christopher S.W. Blake
Christopher S.W. Blake, Esq., authorized representative

On this 1st day of June 2006, before me, personally appeared Christopher S.W. Blake, to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he/she executed it as his/her free act and deed.

NOTARY NAME MUST BE TYPED OR PRINTED WITH NOTARY#

AMY CAHILL
[SEAL]	Notary Public, State of Ohio
	My Commission Expires Oct. 21, 2006	/s/ AMY CAHIER
	Recorded in Lake County	Notary Signature

AL ATER
SECRETARY OF STATE
RECEIVED & FILED
DATE JUN 13 2006

[ILLEGIBLE]	(See instructions on back)